LMM LLC

By:___/s/_Nicholas C. Milano_______________________
      Nicholas C. Milano, Chief Compliance Officer


Legg Mason Opportunity Trust,
a portfolio of Legg Mason Investment Trust, Inc.

By:___/s/_Gregory T. Merz__________________________
      Gregory T. Merz, Vice President